SUPPLY AGREEMENT

entered into by and between

COLOMBIA DREAMS MARIHUANA S.A.S

(the "**Supplier**")

and

INSTADOUZ PHARMA DOO - STRUMICA

(the "**Purchaser**")

NOW THEREFORE IT IS AGREED AS FOLLOWS:

1 DEFINITIONS

1.1 For all purposes of this Agreement the following words and phrases shall bear the following meanings;

1.1.1 **"Agreement"** means this supply agreement;

1.1.2 **"Applicable Law"** means each applicable provision of any constitution, treaty, statute, law, ordinance, code, rule, regulation, principle of common law or equity, policy, guideline, protocol or requirement, decision, order, decree, directive, judgment, ruling, award, injunction, verdict, subpoena, writ, release, license or other legally binding pronouncement of any Governmental Body. Without limiting the generality of the foregoing, for the purposes of this Agreement, "Applicable Law" will be deemed to include laws relevant to: (a) the manufacture, labelling, packaging, transportation, transfer, importation, export and export control (in both country of origin and destination) and shipment of the Product across borders, including all relevant legislation, physical security measures, good production and manufacturing practices, packaging, labelling and Product availability requirements, import and export permits, if applicable and security clearances;

1.1.3 **"Business Day"** means a day other than a Saturday or a Sunday or a day which from time to time is a proclaimed public holiday in Colombia and Canada;

1.1.4 **"CBD"** means the cannabinoid, cannabidiol;

1.1.5 **"Closing Date"** means 10 (ten) Business Days after the Effective Date;

1.1.6 **"CoA"** means the certificate of analysis providing an overview of the test

results obtained from each of the strains of the Products from the Supplier, and also includes assessment of compliance with the specification determinate. The document is issued from a third-party quality control accredited laboratory on samples as per related Sampling SOP, confirming to Supplier and/or the Purchaser that the Products meet the Product Specifications within the acceptable range as set forth in Schedule 3;

1.1.7 **"Effective Date"** means the date of signature of this Agreement by the Party last signing;

1.1.8 **"Governmental Body"** means any governmental or quasi-governmental body, including any agency, authority, ministry, department, regulatory body, court, central bank, bureau, board or other instrumentality, court, tribunal, commission, individual, arbitrator, arbitration panel or other body or other entity, exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, having or exercising legislative, judicial, taxing, regulatory, prosecutorial or administrative powers or functions, and includes any stockor other securities exchange or professional association; and

1.1.9 **"Colombian producer/exporter"** means Colombia Dreams Marihuana S.A.S, the licensed entity in Colombia, Supplier of the products to the Purchaser;

1.1.10 **"Colombian producer/exporter's Facility"** means the Colombian Supplier's cultivation and storage site located in the Colombian territory;

1.1.11 **"Parties"** means the parties to this Agreement, being the Supplier and thePurchaser;

1.1.12 **"Products"** means:

1.1.12.1 The **"THC Products"** being a combination of GAPcertified dried medicinal cannabis flowers containing at least 12,58 % THC and dried trim containing at least 12,58 % THC on a dry weight basis of plant material harvested in 2021 and weighing hundred thousand kg (100.000) kilograms as more fully described in Schedule 1, which includes the strain-specific CoA, which has been produced in accordance with GAP-certified procedures per the certificate of registration in Schedule 2;

1.1.13 **"Purchaser"** means Instadouz Pharma Doo Strumica, a private company dulyestablished under the laws of North Macedonia;

1.1.14 **"Purchase Price"** in respect of the THC Products and the CBD Products respectively shall be as set out in the table in clause 5.1.

1.1.15 **"Resolutive Conditions"** means the resolutive conditions set out in clause4;

1.1.16 **"Sales"** means, collectively, the sale of the Products and **"Sale"** shall refer to each of the individual sales of the THC Products and the CBD Products;

1.1.17 **"Supplier"** means Colombia Dreams Marihuana S.A.S, a private corporation duly incorporated in Colombia;

1.1.18 **"THC"** means the cannabinoid tetrahydrocannabinol present in the Products.

1.2 Any substantive provision conferring rights or imposing obligations on any party in the interpretation clause shall be given effect to as if it were a substantive provision in the body of the Agreement.

1.3 Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

1.4 Reference to months or years shall be construed as calendar months or years.

1.5 No provision herein shall be construed against or interpreted to the disadvantage of any party by reason of such party having or being deemed tohave structured, drafted or introduced such provision.

1.6 Whenever the term "including" is used followed by specific examples, such examples shall not be construed so as to limit the meaning of that term.

1.7 Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a Saturday, Sunday or public holiday, the next succeeding business day.

1.8 A reference to any statutory enactment shall be construed as a reference to that enactment as at the signature date and as amended or re-enacted from time to time.

1.9 Unless specifically otherwise provided, all amounts in this Agreement are exclusive of value-added tax as it is understood that the supply will be zero-rated.

1.10 This Agreement incorporates the schedules which schedules shall have the same force and effect as if set out in the body of this Agreement. In this Agreement the word "Agreement" refers to this Agreement and the words "clause" or "clauses" and "schedule" or "schedules" refer to clauses of and

schedules to this Agreement.

2 RECORDAL

2.1 The Purchaser is a licensed entity in North Macedonia, which is licensed to conduct and engage in licensable activities with cannabis, including importation, possession, processing, packaging/labeling, testing, storing, selling, delivering, transporting, distributing, and destroying the Products as required by one or more Applicable Laws.

2.2 The Supplier is a licensed entity in the República de Colombia which is licensed to conduct and engage in licensable activities with medicinal cannabis, including importation, possession, production, cultivation, storing, selling, exporting and destroying the Products as required by one or more Applicable Laws.

2.3 The Purchaser would like to enter into this Agreement with Supplier to secure the supply of the all the Products available from the 2022 harvest and the remainder of the 2021 harvest, of medicinal THC biomass at the producer/ exporter's Facility.

2.4 The Supplier is prepared to supply the Products to the Purchaser.

2.5 The parties would accordingly like to enter into this Agreement which contains the terms and conditions of supply of the Products by the Supplier to the Purchaser.

3 SUPPLY

The Supplier hereby agrees to supply the Products to the Purchaser and the Purchaser hereby purchases the Products subject to the terms and conditions ofthis Agreement.

3.1 The Supplier shall conduct a cannabinoid profile potency test, loss on drying, microbiology and a mycotoxin test on the 100.000 kg; 12;58% THC stock to confirm the specification as set out in Schedule 1, following the testing requirements as set out in Schedule 5.

3.1.1 Should the retest results pass all the required parameters as set out in Schedule 5 the provisions of clause 4.1.2 shall apply, save that, by written agreement the Parties shall be entitled but not obliged to purchase and renegotiate the Purchase Price in good faith to account for any discrepancy within the required variance using the agreed price of USD $275 (Two hundred and seventy five US dollars) per kg of dried flower, with a THC content in the range of 21% - 23% as set out in Clause 5.1 .

3.1.2 Should the retest results not pass any one or more of the required parameters as set out in Schedule 5, the total amount of the THC inventory will be excluded from this agreement, with any funds already paid for the THC stock then allocated towards the final payment due on the balance of the inventory as set out in Clause 5.1.

3.2 The Products will ship in one or more shipments with the Products shipping in accordance with clause **¡Error! No se encuentra el origen de la referencia.** read with clause **¡Error! No se encuentra el origen de la referencia.**.

3 RESOLUTIVE CONDITIONS

4.1 Each Sale is subject to the resolutive conditions (**"Resolutive Condition"**) that –

4.1.1 The Parties obtain the necessary approvals from the applicable Governmental Bodies to export the Products; and

4.1.2 The Supplier is able to supply at least the quantity in compliance with the Product's specifications as per clause 1.1.12; and

4.1.3 The Supplier is able to supply at least the amount of Products as per clause 8.1

4.2 Should any of the Resolutive Conditions referred to above not be fulfilled by or before 30 days.

4.2.1 The Sale to which the Resolutive Condition relates will fall away and be of no further force or effect whatsoever,and

4.2.2 Neither Party will have any claim against the other under or in respect thereof, and the Parties will be restored, as nearly as possible, to the position they wouldhave been in prior to the signing of this Agreement.

4.3 Each Party shall promptly provide the other Party with written confirmation ofthe fulfillment of the Resolutive Conditions.

4.4 The Parties shall use their reasonable endeavors and the Parties will co-operate in good faith to procure the fulfilment of the Resolutive Conditions assoon as reasonably possible after the Effective Date.

5 PURCHASE PRICE AND PAYMENT

5.1 The total **"Purchase Price"** for the THC product is set between ($250 and $350 US dollars). The purchase price varies according to the THC percentage and market.price at the moment of the delivery.

5.2 Upon signature of this Agreement, the Supplier will issue a pro forma Invoicein respect of each Sale to the Purchaser.

5.3 The total purchase price for the Products will be paid as follows:

5.3.1 For the THC products the Purchaser will pay 10% (Ten Percent) down payment deposit before the THC products arrive. The Purchaser will pay the remaining 90% (Ninety Percent) of the invoice, within 15 (fifteen) days after the

THC product arrives at the final import destination (Macedonia); and

5.4 All payments shall be made in United States Dollars by bank transfer to the Supplier's bank account as reflected on the invoice raised by the Supplier andshall be without any deduction or set-off of whatsoever kind.

6 PLACE OF SUPPLY

6.4 The Products shall be supplied by the Supplier to the Purchaser on a FCA basis, as setout in Incoterms 2020 whereby the Supplier shall attend to export packaging,marking and labelling (as per clause 7), and arranging for export authorization(as per clause 6.2). The Supplier shall further make the Products available forthe Purchaser at the producer/ exporter's facility, or such other location for delivery as the Parties may agree in writing, in accordance with clause 6.2.

6.5 In order to agree on the date of supply of the Products, the Purchaser and Supplier will collaborate in order to obtain the necessary approvals from the relevant Governmental Bodies as per the Applicable Law. It is recorded that once the Purchaser has obtained the necessary import and related approvals required to take delivery of theProducts, the Supplier will require the originals of such approvals in order to apply for approval to supply the Products in terms of clause 6.1. It is recorded that the approval to be obtained by the Supplier will take at least 14 (fourteen) working days from the date of submission of the application for approval. As such, the date of supply is not fixed in terms of this Agreement, but would be agreed by the Parties as per the results of their collaboration. Once agreed, the Supplier shall provide written notification to the Purchaser that the Products are ready for supply.

Indicatively the Products should be available for supply in January 2022.

6.6 Once the requisite approvals have been obtained by both the Purchaser and the Supplier as set out in clause 6.1, the Purchaser shall be entitled to collect the Products during normal working hours unless otherwise agreed in

writing.The Supplier shall assist the Purchaser in securing all export documentation as required.

6.7 Risk and liability for the Products will pass to the Purchaser when the Productsare made available at the place of supply set out in clause 6.1.

6.8 The Purchaser shall be responsible and liable for organizing the transport, forloading the Products and all other risks (risk of loss, damage, etc.), costs, duties, customs, and taxes from the date and place of supply as set out in clauses 6.1 and 6.2.

7 EXPORT PACKAGING AND LABELLING

7.1 The Supplier shall be responsible for securing the export packaging, marking and labelling as per Schedule 4. The following shall be provided at the expense of the Purchaser, as outlined in 7.2.

7.1.1 The thermal covers required for each pallet; and

7.1.2 The data loggers required as per the Purchaser's specifications.

7.2 The packaging costs referred to in clauses 7.1.1 to 7.1.2 are not included in the Purchase Price.

7.3 The Purchaser shall be responsible for ensuring that the type and mode of

carriage contemplated in or on the transport device concerned is suitable for the Products, and that the transport device is in a proper condition to carry the Products safely.

8 WARRANTIES AND INDEMNITIES

8.1 The Supplier warrants that:

8.1.1 The Products comply with the specifications set out in Schedule 1 of this Agreement and have been produced in accordance with Schedule 2 of this Agreement;

8.1.1 The Products have been produced and/or processed in accordance withthe Applicable Laws of Colombia and Global GAP;

8.1.2 The Supplier will at all times comply with the Applicable Laws in Colombia and Global GAP, will ensure that it has and maintains all required regulatory approvalsin order to permit it to cultivate, collect, export, and supply the Products,as the case may be, and otherwise perform this Agreemert. These requirements include physical security measures, good production and manufacturing practices, export permits, if applicable, and security clearances.

8.2 Save as set out in clause 8.1, the Products are provided on an "as is" basis, without representation, warranty or condition of any kind, either express or implied, including, but not limited to, any implied representations, warranties or conditions of concerning the availability, accuracy, completeness or usefulness, and any warranties or conditions of merchantability, merchantablequality or fitness for a particular purpose.

8.3 In no event shall the Supplier be liable for any consequential, indirect, incidental, special, exemplary, or punitive damages, lost profits or revenues ordiminution in value, arising from or relating to the Products, as long as such damages has been disclosed in advance by the Purchaseror could have been reasonably foreseen by the Supplier, regardless of the legal or

equitable theory (contract, delict, or otherwise) upon which the claim is based.

8.4 The Purchaser warrants that:

8.4.1 It has the necessary approvals to acquire the Products and to import theProducts into North Macedonia and has requested the necessary documentation that it may require from the Supplier;

8.4.2 The export packaging, labelling and marking instructions provided as referred to in Schedule 4 shall comply with the Applicable Laws in the importing country; and

8.4.3 It will comply with Applicable Laws in its performance of this Agreement,including to ensure that it has and maintains all required regulatory approvals and will require that any third party (including a third-party recipient) to which Products are supplied for the purposes of utilizing the Products, or to manufacture finished products, complies with Applicable Laws and required regulatory approvals.

9 FORCE MAJEURE

9.1 Delay or failure to comply with or breach of any of the terms and conditions of this Agreement if occasioned by or resulting from an act of God or public enemy, fire, explosion, earthquake, perils of the sea, flood, storm or other adverse weather conditions, war declared or undeclared, civil war, revolution, civil commotion or other civil strife, riot, strikes, blockade, embargo, sanctions, epidemics, pandemics, act of any Government Body or other authority, compliance with Government Body orders, demands or regulations, or any circumstances of like or different nature beyond the reasonable control of the party so failing, will not be deemed to be a breach of this Agreement nor will it

subject either party to any liability to the other.

10 DURATION

This Agreement shall come into effect on the Effective Date and shall remain in force until such time as the Parties have fulfilled all of their obligations or until theResolutive Conditions have been unfulfilled, whichever is the earlier.

11 TERMINATION

11.1 If the Purchaser fails to make payment of the Purchase Price as contemplated in clause **¡Error! No se encuentra el origen de la referencia.** by the due date, and remains in breach for a period of 5 (five) business days following demand for such payment, then the Supplier shall be entitled to terminate the Sale in respect of which the breach relates without prejudice to the rights of the Supplier shall have in contract, law or otherwise in respect of such breach.

11.2 Subject to clause 11.1, if either party hereto shall commit or allow to be committed any material breach of its obligations and shall fail to remedy such breach within 30 (thirty) days of notice being given to it by the other party requiring the same to be remedied, then the other party shall be at liberty in every such case by notice in writing to terminate this Agreement without prejudice to the rights of either party hereto inrespect of any breach of any of the terms herein contained.

12 NOTICES AND DOMICILIUM

12.1 The parties choose as their respective *domicilium citandi et executandi* for the purpose of legal proceedings and for the purposes of giving or sending

any noticeprovided for or necessary in terms of this Agreement, the following addresses -

12.1.1 Supplier

Address: Cra 6 # 45-09, oficina 1212. Bogotá, Colombia
Email:colombiadreamsmarihuana@gmail.com
Attention of: Jairo Danilo Moreno Hernandez

12.1.2 Purchaser

Address: Instadouz Pharma Doo - Strumica
Email: info@instadosepharma.com
Attention of: Grant Ferdinand Sanders

12.1.3 Either party may change its *domicilium* to any other physical address andits address for the purposes of notices to any other address or email at any time, by written noticeto the other party to that effect. Such change of address will be effective7 (seven) days after receipt of notice of the change of *domicilium*.

12.2 All notices to be given in terms of this Agreement will be in writing and:

12.2.1 If delivered by hand during normal business hours, be rebuttably presumed to have been received on the date of delivery

12.2.2 If sent by email until 16h30 according to the time zone of the recipient of the mail on a business day be rebuttably presumed to have been received on the date of successful transmission of the telefax. Any email sent after 16h30 according to the time zone of the recipient of the

mail or on a day which is not a business day will rebuttably be presumed to have been received on the following business day.

12.3 Notwithstanding the above, any notice actually received by the party to whom the notice is addressed will be deemed to have been properly given and received,notwithstanding that such notice has not been given in accordance with the provisions of this clause.

13 GENERAL

13.1 This Agreement constitutes the whole of the Agreement between the parties hereto relating to the matters dealt with in this Agreement and save to the extentotherwise provided herein no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the parties.

13.2 No variation, addition, deletion, or agreed cancellation will be of any force or effect unless in writing and signed by or on behalf of the parties hereto.

13.3 No waiver of any of the terms and conditions of this Agreement will be binding oreffectual for any purpose unless in writing and signed by or on behalf of the partygiving the same. Any such waiver will be effective only in the specific instance and for the purpose given. No failure or delay on the part of either party hereto in exercising any right, power or privilege hereunder will constitute or be deemedto be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of anyother right, power or privilege.

13.4 Save as otherwise herein provided, neither this Agreement nor any part, share or interest therein nor any rights or obligations hereunder may be

ceded,assigned, or otherwise transferred by either party without the prior writtenconsent of the other party.

13.5 Any consent or approval required to be given by any party in terms of

this Agreement will, unless specifically otherwise stated, not be unreasonably withheld or delayed.

13.6 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the party last signing one of the counterparts. The parties undertake to take whatever steps may be necessary to ensure that both counterparts are duly signed by each of them.

14 SEVERABILITY

14.1 Each provision of this Agreement is severable from the other provisions. Should any provision be found by a Court of competent jurisdiction to be invalid or unenforceable for any reason, the parties will consult with one another in good faith in order to agree, if possible, an alternative provision in accordance with the intent and tenor of this Agreement. The remaining provisions of this Agreementshall nevertheless remain binding and continue with full force and effect.

15 APPLICABLE LAW

15.1 This Agreement will in all respects be governed by and construed under the laws of the North Macedonia.

Subject to the provisions of this Agreement, the parties hereto hereby consent and submit to the non-exclusive jurisdiction of the High Court of Canada in any dispute arising from or in connection with this Agreement. The parties agree that any

costs awarded will be recoverable in accordance with the High Court tariff, determined on anattorney-and-own-client scale.

16 COSTS

16.1 Save as may be otherwise provided herein, each party will bear and pay its ownlegal costs of and incidental to the negotiation, drafting and preparation of this Agreement.

----Signing Page to Follow----

THIS DONE AND SIGNED by the Supplier at Bogotá D.C., the 26th day of August 2021.

AS WITNESSES:

1. ______________________
JAIRO DANILO MORENO HERNANDEZ
CEO

2. ______________________
BORIS BENJAMIN SERRANO
SHAREHOLDER

For and On Behalf of
Colombia Dreams Marihuana s.a.s

THIS DONE AND SIGNED by the Purchaser at Ontario (Can) the 26 day of August 2021.

AS WITNESSES:

1. Grant. F. Sanders

2. Grant F. Sanders
Director / Chairman
Instadouz Pharma
Doo - Strumica

INSTADOSE PHARMA CORP. CORPORATE SEAL

SAMUEL GREENSPOON ONTARIO NOTARY PUBLIC

Loren S. Greenspoon
Cheif Legal Council
InstaDose Pharma Corp

For and On Behalf of
Instadouz Pharma Doo - Strumica

Witness 3. ______________________
Michael Shamber